EXHIBIT 21

SUBSIDIARIES OF THE COMPANY

Name of Subsidiary	State of Incorporation
Advanced Biosystems, Inc.	Delaware
Analex Corporation	Delaware
SyCom Services, Inc.	Delaware
Vail Research and Technology Corporation (inactive)	Maryland